                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant  / X /

Filed by a Party other than the Registrant  /   /

Check the appropriate box:
/   /    Preliminary Proxy Statement
/ X /    Definitive Proxy Statement
/   /    Definitive Additional Materials
/   /    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         NUKO INFORMATION SYSTEMS, INC.
                (Name of Registrant as Specified in its Charter)

                         NUKO INFORMATION SYSTEMS, INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/ X /    No fee required.
/   /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11:

         (1) Title of each class of securities to which the transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

/   /    Fee paid previously with preliminary materials.
/   /    Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

         (2)  Form, Schedule or Registration Statement No.:

         (3)  Filing Party:

         (4)  Date Filed:

                         NUKO INFORMATION SYSTEMS, INC.
                                 2931 QUME DRIVE
                           SAN JOSE, CALIFORNIA 92121

                           NOTICE OF ANNUAL MEETING OF
                        STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF
NUKO INFORMATION SYSTEMS, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of NUKO INFORMATION SYSTEMS, INC. (the "Company") will be held at the principal facilities of the Company, located at 2391 Qume Drive, San Jose, California on May 28, 1997, at 10:00 a.m., for the following purposes:

     1. TO ELECT DIRECTORS FOR THE ENSUING YEAR TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED. THE PRESENT BOARD OF DIRECTORS OF THE COMPANY HAS NOMINATED AND RECOMMENDS FOR ELECTION THE FOLLOWING FIVE PERSONS:

                                   PRATAP K. KONDAMOORI
                                   RAM KEDLAYA
                                   ANDERS O. FIELD, JR.
                                   MARC DUMONT
                                   ROBERT C. MARSHALL

     2. TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     The Board of Directors has fixed the close of business on April 14, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     Accompanying this Notice of Annual Meeting is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

                                  BY ORDER OF THE BOARD OF DIRECTORS,



                                  John H. Gorman, Secretary

San Jose, California
April 30, 1997

                         NUKO INFORMATION SYSTEMS, INC.
                                 2391 QUME DRIVE
                           SAN JOSE, CALIFORNIA 95131


                                 PROXY STATEMENT


     The Board of Directors of the Company is soliciting the enclosed proxy for use at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. on May 28, 1997, at the principal facilities of the Company, located at 2391 Qume Drive, San Jose, California. This Proxy Statement was first mailed to stockholders on or about May 1, 1997.

     All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy in the enclosed envelope.

     A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted for the election of the Board's nominees for director and for all other matters described in this Proxy Statement. Shares represented by proxies that reflect abstentions or include "broker non-votes" will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

     Stockholders of record at the close of business on April 14, 1997 will be entitled to vote at the meeting. As of that date, 10,604,417 shares of common stock, par value $.001 per share ("Common Stock"), of the Company were outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of the Company, represented in person or by proxy at the meeting, constitutes a quorum. A plurality of the votes cast at the meeting is required to elect directors.

     The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy will be borne by the Company. In addition to the use of the mail, proxies may be solicited by personal interview, telephone or telegraph, by officers, directors and other employees of the Company.

                                   PROPOSAL 1:
                              ELECTION OF DIRECTORS

     The Board of Directors currently consists of five members. The Board of Directors of the Company has nominated and recommends for election as directors of the five persons named below, all of whom are currently serving as directors of the Company. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes to be designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

INFORMATION REGARDING DIRECTORS

     Set forth below is certain information concerning the nominees to the Board of Directors.

      Name                     Age      Present Position With The Company
      ----                     ---      ---------------------------------
Pratap K. Kondamoori           36       Chairman, President and Chief Executive Officer

Ram Kedlaya                    37       Vice President, Strategic Planning and Director

Anders O. Field, Jr.           67       Director

Marc Dumont                    53       Director

Robert C. Marshall             66       Director

     PRATAP K. KONDAMOORI has served as the Company's President, Chief Executive Officer and Chairman of the Board since its inception. From May of 1991 until August of 1992, Mr. Kondamoori served as the data and video systems product line manager for NEC America. Mr. Kondamoori holds a Bachelor's degree in Engineering from Clemson University.

     RAM KEDLAYA has served as Vice President of Strategic Planning and director since the Company's inception. Before co-founding the Company in 1991, Mr. Kedlaya worked in the area of pen based computing, telecommunications, TCP/IP local area and wide area inter-networking at AT&T Bell Labs, Tandem Computers, Hitachi Computers and GO Corporation. He has a Masters degree in Computer Science from the University of Texas at Austin and a Masters degree in Materials Science from University of Florida in Gainesville.

     ANDERS O. FIELD, JR. has served as a director since May 1994. He has served as a consultant to the Company and has been associated with his Nevada business consulting firm, the Lowell Corporation, for the past eleven years. He specializes in high-tech start-up companies. Mr. Field holds a B.A. in Economics, an MBA from Stanford University and is certified in International Economics from the University of Lund, Sweden.

     MARC DUMONT has served as a director of the Company since November 1995. He works as a consultant, investment banker and serves on the boards of directors of a number of companies, including FinterBank Zurich, Banque Internationale a Luxembourg, Novalog/Winslow Corporation and Irvine Sensors Corporation located in Costa Mesa, California. From January 1980 to March 1995, he served as President of (PSA) Peugeot Citroen Group, Geneva, Switzerland.

     ROBERT C. MARSHALL has served as a Director of the Company since June 1996. Mr. Marshall currently is President, Chief Executive Officer and a director of Infogear Technology Corporation. Mr. Marshall previously served as Senior Vice President and Chief Operating Officer of Tandem Computer from 1979 to 1995.

CERTAIN COMMITTEES OF THE BOARD; MEETINGS

     The Board of Directors held six meetings during the fiscal year ended December 31, 1997. In that year, each director attended at least 75% of the aggregate of all meetings held by the Board of Directors and all meetings held by all committees of the Board on which such director served.

     The Company has an Audit Committee currently consisting of Messrs. Kedlaya, Field and Dumont. The Audit Committee held one meeting in fiscal 1996. The Audit Committee's responsibilities include, among other things, recommending the selection of the Company's independent certified public accountants and meeting with the accountants regarding their management letters and the annual audit.

     The Company has a Compensation Committee currently consisting of Messrs. Dumont and Marshall. The Compensation Committee held one meeting in fiscal 1996. The responsibilities of the Compensation Committee include, among other things, reviewing, approving and reporting to the Board the Company's compensation policies with respect to its executive officers, reviewing the Company's overall compensation policy and making recommendations with respect thereto, and administering the Company's stock option plans.

     The Board of Directors has not designated a nominating committee.

COMPENSATION OF DIRECTORS

     Compensation for non-employee directors is fixed at $12,000 per year. In addition, all non-employee directors of the Company are eligible to participate in the Directors Option Plan. The Company is currently authorized by resolution of the Board of Directors to grant 10,000 options per year to existing non-employee directors and 25,000 options to any new non-employee director under the Directors Option Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends a vote FOR the nominees set forth above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on their proxy cards.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the shares of Common Stock as of April 30, 1997 by (i) each of the Company's directors, (ii) the Named Executive Officers (as defined below) of the Company, (iii) the Company's executive officers and directors as a group and
(iii) all other stockholders known by the Company to beneficially own more than five percent of the Common Stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o NUKO Information Systems, Inc., 2391 Qume Drive, San Jose, California 95131.

                                                              Amount and Nature                   Percent
                 Name                                    of Beneficial Ownership(1)          Beneficially Owned
-------------------------------------------------        --------------------------          ------------------
Pratap Kesav Kondamoori                                                1,323,696(2)                        11.7

Ram Kedlaya                                                            1,195,390(3)                        10.6

Dawson-Samberg Capital Management, Inc.(12)                              591,500                            5.3
354 Pequot Avenue
Southport, Connecticut 06490

Anders O. Field, Jr.                                                     519,931(4)                         4.6

Marc Dumont                                                               46,039(5)                         0.4
37 Chemin Jean-Achard
CH-1231 Conches (Geneva)

Robert C. Marshall                                                         8,750(6)                           *
255 Selby Lane
Atherton, CA 94027

John H.Gorman                                                            166,666(7)                         1.5

Bruce Young                                                              100,000(8)                         0.9
579 Giant Way
San Jose, CA 95127

John Glass                                                                32,500(9)                         0.3
99 Wood Ranch Circle
Danville, CA 94506

Chad Rao                                                                 97,270(10)                         0.9

All executive officers and directors as a group (10                   3,633,267(11)                        32.2
persons)

-----------
*    Less than 0.1%.

(1) Beneficial ownership of directors, officers and 5% or more shareholders includes both outstanding Common Stock and shares issuable upon exercise of warrants or options that are currently exercisable or will become exercisable within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Includes 122,844 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(3) Includes 33,100 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(4) Includes 115,559 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(5) Includes 12,639 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table plus 33,400 shares issuable upon exercise of currently exercisable Common Stock Purchase Warrants.

(6) Includes 8,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(7) Includes 166,666 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(8) Includes 100,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(9) Includes 32,500 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(10) Includes 81,770 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(11) Includes 673,828 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(12) As reported on Schedule 13G filed by Dawson-Samberg Capital Management, Inc. on January 30, 1997.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


EXECUTIVE OFFICERS

     The information set forth below is submitted with respect to each of the Company's executive officers and key employees.

Name                                   Age        Present Position With the Company
----                                   ---        ---------------------------------

John H. Gorman                         59         Vice President, Finance, Chief Financial Officer, Secretary and
                                                  Treasurer

Chad Rao                               43         Vice President, Digital Broadcast Video Networking

Paul Gulati                            49         Vice President, Sales and Marketing

Nabil Damouny                          47         Vice President, Interactive Video Networking

Ashok S. Kanagal                       39         Vice President, Operations

Neil Mammen                            34         Chief Technical Officer

     JOHN H. GORMAN has served as Vice President and Chief Financial Officer of the Company since April 1996 and as Secretary and Treasurer of the Company since July 1996. From March 1992 to April 1996, he served as Vice President and Chief Financial Officer of Broadband Technologies, Inc., a manufacturer of telecommunications equipment. Prior to March 1992, Mr. Gorman served as President and Corporate Controller of Telco Systems, Inc. another manufacturer of telecommunications equipment. Mr. Gorman holds a B.S. degree from Elizabethtown College and an MBA from Penn State (Shippensburg) University.

     CHAD RAO has served as the Company's Vice President of Digital Broadcast Video Networking since March 1996. From 1982 to 1997, Mr. Rao worked at Sun Microsystems, Inc., where he last served as Engineering Manager for Sun Workstations. Mr. Rao holds a M.S. in Computer Engineering from Oakland University and a M.S. in Chemical Engineering from Ohio University.

     PAUL GULATI has served as NUKO's Vice President of Marketing and Sales since March 1997. Mr. Gulati joined the Company in December 1995 as Director of Program Management to aid the company in implementation of the Highlander program. From 1986 to 1988, Mr. Gulati served as director of marketing for Scientific Micro Systems. Mr. Gulati holds a BEE from Jabalpur Engineering College, University of Jabalpur, India and an MSIE from San Jose State University.

     NABIL DAMOUNY has served as the Vice President of Interactive Video Networking since November 1996. Mr. Domouny served as Director of Product Management for NEC America from 1995 to 1996 and Director of Engineering for NEC America from 1991 to 1995. Mr. Damouny holds a Bachelors degree in Electrical Engineering (BSEE) from Illinois Institute of Technology, and a Masters degree in Electrical and Computer Engineering (MSECE) from the University of California at Santa Barbara. He is a member of IEEE, and holds two patents.

     ASHOK S. KANAGAL will begin work as the Company's Vice President of Operations in May 1997. He previously served in various management capacities at Intel from 1984 to 1997. He holds a graduate degree in engineering from the University of Texas and an MBA from Arizona State University.

     NEIL MAMMEN has served as the Company's Chief Technical Officer since March 1996. He joined the Company after working at C-Cube Microsystems where he was Manager of the Applications group and a Senior Staff Systems Engineer from 1992 to 1994. Mr. Mammen has a BSEE in Electrical and Computer Engineering and a MSEE in Computers and Solid State Physics both from Oregon State University.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid by the Company to or on behalf of the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers") for the fiscal year ended December 31, 1996, the eight months ended December 31, 1995 and the fiscal year ended April 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                  FISCAL YEAR                  COMPENSATION
                                                                  COMPENSATION                    AWARDS
                                                     --------------------------------------    ------------
                                                                                                NUMBER OF
                                                                                  OTHER         SECURITIES
              NAME AND                   FISCAL                                   ANNUAL        UNDERLYING
      PRINCIPAL POSITION(S)             YEAR(1)       SALARY        BONUS      COMPENSATION       OPTIONS
-----------------------------------     -------       ------        -----      ------------     -----------

Pratap K. Kondamoori                      1996       $112,500         --              --           165,500
     Chairman, President and CEO          1995         66,150         --              --            43,379
                                          1994          5,410         --          27,748(2)             --
John H. Gorman                            1996        100,000         --          20,079(3)        250,000
     Vice President, Finance, Chief       1995             --         --              --                --
     Financial Officer, Treasurer         1994             --         --              --                --
     and Secretary

Chad Rao                                  1996        127,583         --           6,000(4)         75,000
     Vice President, Engineering          1995          2,000         --          29,340(5)             --
                                          1994             --         --          23,160(6)             --
Bruce Young                               1996        125,000         --          82,000(7)        300,000
     Chief Operating Officer              1995             --         --          36,750(8)             --
                                          1994             --         --              --                --
John Glass                                1996        125,000         --          50,000(9)         90,000
     Vice President, Marketing            1995             --         --          18,750(10)            --
                                          1994             --         --              --                --

-----------------------------------

(1) Fiscal years shown are year ended December 31, 1996 ("1996"), eight months ended December 31, 1995 ("1995") and year ended April 30, 1995 ("1994").
(2)  Represents $27,748 as advances in the fiscal year ended April 30, 1995.
(3) Includes $4,000 car allowance and $16,079 for reimbursement of relocation expenses.
(4)  Includes $6,000 car allowance.
(5)  Includes $23,340 paid as consulting fees.
(6)  Includes $23,100 paid as consulting fees.
(7) Includes $5,000 car allowance, $25,000 for reimbursement of relocation expenses and $52,000 paid as consulting fees.
(8)  Includes $36,750 paid as consulting fees.
(9) Includes $25,000 for reimbursement of relocation expenses and $25,000 paid as consulting fees.
(10) Includes $18,750 paid as consulting fees.

     The following table sets forth certain summary information concerning individual grants of stock options made during the last completed fiscal year to each of the Company's executive officers named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED ANNUAL
                                                                                        RATES OF STOCK
                                                                                      PRICE APPRECIATION
                                            INDIVIDUAL GRANTS                         FOR OPTION TERM(1)
                             ---------------------------------------------    ---------------------------------
                              NUMBER OF      % OF TOTAL
                             SECURITIES        OPTIONS         EXERCISE OR
                             UNDERLYING       GRANTED TO           BASE
                               OPTIONS       EMPLOYEES IN         PRICE       EXPIRATION
           NAME                GRANTED        FISCAL 1996      PER SHARE(2)      DATE          5%           10%
--------------------------   ----------      ------------      ------------   ----------     ------       -------

Pratap K. Kondamoori          165,500(2)          8.3%             $6.50       02/02/06      792,825      887,577

John H. Gorman                250,000(3)         12.6               6.875      03/09/01    1,201,250    1,340,750

Chad Rao                       75,000(4)          3.8               6.875      03/09/01      360,375      402,225

Bruce Young                   300,000(3)         15.1               6.875      03/09/01    1,441,500    1,608,900

John Glass                     90,000(4)          4.5               6.875      03/09/01      432,450      482,670

-----------------------------

(1) These amounts represent assumed rates of appreciation in the price of the Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

(2) The terms of such options, all of which are nonstatutory stock options, are consistent with those of options granted to other employees under the Company's 1995 Stock Option Plan. Of the options granted, one fourth vested immediately, with the remainder vesting monthly over a 36 month period.

(3) The terms of such options, all of which are nonstatutory stock options, are consistent with those of options granted to other employees under the Company's 1996 Stock Option Plan. Of the options granted, one third vests on September 9, 1996, the second one third vests on March 9, 1997 and the last one third vests on March 9, 1998.

(4) The terms of such options, all of which are non-statutory stock options are consistent with those options granted to other employees under the Company's 1996 Stock Option Plan. Such options vest ratably over a three-year period.

    The following table sets forth at December 31, 1997 the number of options and the value of unexercised options held by each of the executive officers named in the Summary Compensation Table:

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED                IN-THE-MONEY
                                                          OPTIONS AT YEAR END           OPTIONS AT YEAR END(1)
                                                          -------------------           ----------------------

                                                   EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
                                                   -----------     -------------    -----------     -------------

Pratap K. Kondamoori.........................         105,920         102,959       $1,178,360       $1,145,419

John H. Gorman...............................          83,333         166,667          927,080        1,854,170

Chad Rao.....................................          69,271          80,729          770,640          898,110

Bruce Young..................................         164,583         235,417        1,830,986        2,619,014

John Glass...................................          57,292          83,708          637,374          920,127

-------------------------------------------

(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at December 31, 1996.

EMPLOYMENT AGREEMENT

     The Company has no formal employment agreement with its Chief Executive Officer. The Company has, however, entered into an employment agreement with John H. Gorman, its Vice President, Chief Financial Officer, Treasurer and Secretary. Pursuant to his employment agreement, which has a three-year term, Mr. Gorman will receive an annual salary of $150,000 and a one-time grant of options to acquire 250,000 shares of the Company's Common Stock. Twenty-five percent of such options vest six months after the date of the agreement, with one thirty-sixth (1/36) of the remainder vesting each month thereafter until all options are vested. All of such options become immediately exercisable upon a change of control of the Company. Mr. Gorman's employment agreement also contains a relocation clause, pursuant to which the Company will reimburse up to $100,000 of expenses incurred by Mr. Gorman in moving to California from North Carolina, and a severance clause, which requires the Company to pay to Mr. Gorman an amount equal to his yearly salary if he is terminated without cause. The Company and Mr. Gorman also have entered into a loan agreement which calls for the Company to make an interest-free loan of $300,000 to Mr. Gorman. The loan agreement provides that one-third of the amount borrowed will be forgiven at the end of each year for three years.

COMPENSATION PLANS

     401(k) Plan. The Company has established a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's eligible full-time employees. The Company adopted the 401(k) Plan effective August 31, 1996. Pursuant to the 401(k) Plan, participants may elect to contribute, through salary reductions, up to 15% of their annual compensation. The Company does not currently provide additional matching contributions to the 401(k) Plan, but may do so in the future. The 401(k) Plan is designed to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in any of five investment options.

     1995 Stock Option Plan. The NUKO Information Systems, Inc. 1995 Stock Option Plan (the "1995 Option Plan") was adopted by the Board of Directors in May 1995. The Company had not previously had a stock option plan. The Board of Directors reserved 1,400,000 shares of Common Stock for issuance under the 1995 Option Plan. Options granted under the 1995 Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement. The Board of Directors, at its discretion, may also grant rights to purchase Common Stock directly, rather than pursuant to stock options. The 1995 Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     1996 Stock Option Plan. In December 1995, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Option Plan"), which it amended and restated on November 7, 1997. The shareholders of the Company approved the 1996 Option Plan as amended and restated at a special meeting of shareholders on December 11, 1997. The Board of Directors reserved 2,500,000 shares of Common Stock for issuance under the 1996 Option Plan. All options granted under the 1996 will be nonstatutory stock options. The Board of Directors, at its discretion, may also grant rights to purchase Common Stock directly, rather than pursuant to stock options. The 1996 Option Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Directors' Stock Option Plan. On December 11, 1996, the Company's stockholders approved the Company's 1996 Director Option Plan, as amended and restated November 7, 1996 (the "Director Plan"). All directors of the Company who are not employees of the Company may participate in the Director Plan. The Director Plan is administered by the Compensation Committee of the Board of Directors and provides for the granting of stock options with respect to up to 200,000 shares of Common Stock to non-employee directors of the Company. The Director Plan is a "formula" plan which provides that each participating director will be entitled to receive options to purchase 25,000 shares of Common Stock on the date on which such director is first elected as a director. All non-employee directors, including those serving at the time of adoption of the Director Plan, are entitled to receive options to purchase 10,000 shares for each year they serve as directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1,1997 to November 7, 1997, the Compensation Committee consisted of Messrs. Kedlaya, Field and Dumont. On November 7, 1997, Mr. Kedlaya resigned from the Compensation Committee. During the period he served on the Compensation Committee, Mr. Kedlaya was Vice President of Strategic Planning of the Company. Mr. Field has entered into a consulting agreement with the Company. Under the terms of this agreement, Mr. Field receives $6,000 per month to serve as Consultant to the Office of the President. During the fiscal year ended December 31, 1996, Mr. Field was paid a total of $72,000 for his services. During the eight-month fiscal period ended December 31, 1995, Mr. Field was paid a total of $88,200 which included fees owed from prior years. Mr. Field received less than $60,000 in the fiscal year ended April 30, 1995. He continues in this capacity in the current fiscal year at the same monthly rate. Mr. Dumont received a commission of $203,845 in connection with the private placement of Common Stock to various accredited investors in February 1996.


REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") is responsible for administering the Company's compensation policies and practices and approves all elements of compensation for executive officers. The Committee reports regularly to the Board of Directors on its activities.

Compensation Philosophy and Practices

     The Company's executive compensation program is based on the belief that the interests of executives should be closely aligned with those of the Company's stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

     - offer compensation opportunities that attract the best talent to the Company; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term stockholder value;

     - maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company, as well as to the creation of stockholder value; and

     - encourage executives to manage from the perspective of owners with an equity stake in the Company.

     The Company's compensation program for executive officers is designed to provide a total compensation level (including both annual and long-term incentives) that is competitive with survey companies. For executive officers recently recruited by the Company, annual compensation rates and long-term incentive awards reflect amounts necessary to attract them to the Company. The compensation program is benchmarked by using surveys of companies in the video networking industry with similar revenues and/or prospects. These companies, which are representative of the firms the Company competes with for executive talent and have jobs similar to those at the Company in magnitude, complexity and scope of responsibility, form the basis for the survey group used by the Committee.

Components of Executive Compensation

     The compensation program for executive officers consists of the following components:

     ANNUAL CASH COMPENSATION includes base salary and an annual cash incentive (bonus). Salaries are established by the Committee based on an executive's job responsibilities, level of experience, individual performance and contribution to the business, and information obtained from surveys. The annual incentive component of pay is at risk and tied to specific performance measures. The Company did not achieve its 1996 Business Plan. As a result, the Committee did not award any bonuses to executive officers for fiscal 1996.

     LONG-TERM INCENTIVES consist of awards of stock options. The objective for these awards is to align closely executive interests with the longer term interests of stockholders. These awards, which are at risk and dependent on the creation of incremental stockholder value or the attainment of cumulative financial targets over several years, represent a significant portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, the individual's potential to make significant contributions to the Company, and award levels at companies in the survey group. Long-term incentives granted in prior years are also taken into consideration.

Compensation for the Chairman and Chief Executive Officer

     The Committee considers increases in the chief executive officer's compensation on an annual basis. In establishing the compensation for Mr. Kondamoori for 1996, the Committee applied the same factors applicable to all executive officers, including consideration of the contribution by Mr. Kondamoori to the success of the Company and the degree of responsibility vested in him. The Committee made a subjective determination regarding the level of Mr. Kondamoori's compensation and considered, among other factors, the increase in the Company's revenues from 1995 to 1996, the Company's entering into production of its products, the corresponding increase in Mr. Kondamoori's management duties, Mr. Kondamoori's existing compensation and ownership interest in the Company, and Mr. Kondamoori's recommendations regarding his compensation. Based upon these considerations, the Committee decided to increase Mr. Kondamoori's base salary to $150,000 effective June 1996 and to award him options to purchase 165,500 shares of Common Stock under the Company's 1995 Stock Option Plan.

Deductibility of Compensation in Excess of $1 Million Per Year

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's Chief Executive Officer and any of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. For 1996 and 1995, the Company does not anticipate that there will be nondeductible compensation for the four Company positions in question. The Committee plans to continue to review this matter for 1997 and future years in order to determine the extent of possible modification to the Company's compensation arrangements.

                                       Compensation Committee

                                       Marc Dumont
                                       Robert C. Marshall

                                PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the shares of Common Stock for the last fiscal year with the cumulative total return on the Nasdaq Stock Market Index and a peer group comprised of Nasdaq Electronics Components stocks over the same period (assuming the investment of $100 in the Common Stock, the Nasdaq Stock Market Index and the peer group on January 1, 1997 and the reinvestment of all dividends).

                                                        NASDAQ
                                NASDAQ STOCK          ELECTRONIC
                  NUKO           MARKET(US)           COMPONENTS
                 -------        ------------          ----------
3/29/96          $100.00          $100.00              $100.00
5/31/96          $161.58          $113.27              $124.34
12/21/96         $139.06          $117.60              $173.91
3/31/97           $92.19          $111.23              $175.32


                              CERTAIN TRANSACTIONS

     During the fiscal year ended December 31, 1996, the eight month fiscal period ended December 31, 1995 and the fiscal year ended April 30, 1995, there were no transactions exceeding $60,000 to which the Company was a party in which any director or executive officer, principal shareholder or member of any such person's immediate family had a direct or indirect material interest except as follows:

     Marc Dumont, a member of the Board of Directors, received a commission of $203,845 in connection with the private placement of Common Stock to various accredited investors in February 1996.

     Anders O. Field, Jr., a member of the Board of Directors, has entered into a consulting agreement with the Company. Under the terms of this agreement, Mr. Field receives $6,000 per month to serve as Consultant to the Office of the President. During the fiscal year ended December 31, 1996, Mr. Field was paid a total of $72,000 for his services. During the eight-month fiscal period ended December 31, 1995, Mr. Field was paid a total of $88,200 which included fees owed from prior years. Mr. Field received less than $60,000 in the fiscal year ended April 30, 1995. He continues in this capacity in the current fiscal year at the same monthly rate.

     Pursuant to Mr. Gorman's employment agreement, the Company and Mr. Gorman also have entered into a loan agreement which calls for the Company to make an interest-free loan of $300,000 to Mr. Gorman. The loan agreement provides that one-third of the amount borrowed will be forgiven at the end of each year for three years.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Company's financial statements for the year ended December 31, 1996 have been examined by Coopers & Lybrand L.L.P. Representatives of Cooper & Lybrand L.L.P. are expected to be available at the meeting to respond to appropriate questions and to make a statement if they desire to do so. The Company's Board of Directors will select independent accountants for the current year sometime after the meeting.

                             SECTION 16(a) REPORTING

     Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of the Common Stock ("Reporting Persons") are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on its review of such forms received by it, or written representations from certain Reporting Persons that no such forms were required, the Company believes that all filing requirements applicable to its directors, executive officers and beneficial owners of 10% or more of the Common Stock were complied with during fiscal 1996.

                              STOCKHOLDER PROPOSALS

     Any proposal of a stockholder of the Company intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Secretary of the Company not later than December 28, 1997 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                                  OTHER MATTERS

     The Company does not know of any business other than that described herein which will be presented for consideration or action by the stockholders at the meeting. If, however, any other business shall properly come before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named therein or their substitutes.

                          ANNUAL REPORT TO STOCKHOLDERS

     The Company's Annual Report to Stockholders is being mailed with the Proxy Statement to stockholders of record on April 14, 1997. Upon request, the Company will furnish the Annual Report to any stockholder.

                                  BY ORDER OF THE BOARD OF DIRECTORS,



                                  John H. Gorman, Secretary

San Jose, California
April 30, 1997

                              [front of proxy card]


     The undersigned shareholder(s) of NUKO Information Systems, Inc. (the "Company") hereby constitutes and appoints Pratap Kesav Kondamoori and John H. Gorman, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 28, 1997, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the Company which the undersigned may be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows:

1.  ELECTION OF DIRECTORS:   ___     FOR all             ___   WITHHOLD
                                     nominees listed           AUTHORITY to vote
                                     below (except as          for all nominees
                                     marked to the             listed below
                                     contrary below)


                             Pratap Kesav Kondamoori
                                   Ram Kedlaya
                              Anders O. Field, Jr.
                                   Marc Dumont
                               Robert C. Marshall

(INSTRUCTION: To vote for all nominees listed above, mark the "FOR" box; to withhold authority for all nominees listed above, mark the "WITHHOLD AUTHORITY" box; and to withhold authority to vote for any individual nominee listed above, mark the "FOR" box and write the nominee's name in the space provided below.)


     THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF ALL NOMINEES SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

                           (Continued on reverse side)

                             [reverse of proxy card]


     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     The undersigned revokes any prior proxy at such meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.


                                                 Dated:___________________, 1997

                                                 _______________________________

                                                 _______________________________

                                                 _______________________________
                                                  (Signature(s) of stockholders)
                                                  Please sign exactly as name
                                                  appears herein. When shares
                                                  are held by joint tenants,
                                                  both should sign; when signing
                                                  as an attorney, executor,
                                                  administrator, trustee or
                                                  guardian, give full title as
                                                  such. If a corporation, sign
                                                  in full corporate name by
                                                  President or other authorized
                                                  officer. If a partnership,
                                                  sign in partnership name by
                                                  authorized partner.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         NUKO INFORMATION SYSTEMS, INC.
        PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID
                                ENVELOPE ENCLOSED